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                                                                    EXHIBIT 23.4

                   [LETTERHEAD OF JONES, DAY, REAVIS & POGUE]


                                       November 26, 1996




All-Comm Media Corporation
400 Corporate Pointe, Suite 780
Culver City, California 90230


Dear Sirs:

         We consent to the reference to our firm under the caption "Validity of Shares" in the Prospectus constituting a part of the Registration Statement on Form SB-2 (Registration No. 333-14339) filed by All-Comm Media Corporation to effect registration of shares of its common stock, par value $.01 per share, under the Securities Act of 1933, as amended, and to the filing of this letter as an exhibit to such Registration Statement.

                                            Very truly yours,

                                            /s/ Jones Day Reavis & Pogue

                                            Jones Day Reavis & Pogue

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